Exhibit 10.4

Amended and Restated as of May 22, 2006

Mr. Stephen Cohen

1000 Winter Street

Suite 2200

Waltham, MA 02451

Dear Steve:

This letter agreement constitutes the second amendment and restatement of the original letter agreement of employment between you and Oscient Pharmaceuticals Corporation (the “Company”), then known as Genome Therapeutics Corporation, (which letter agreement of June 15, 2001, first amended and restated as of February 27, 2003, is hereafter referred to as the “Original Agreement”). This second amended and restated agreement (this “Agreement”) is as follows:

1. Position and Duties.

(a) As of the Effective Date of this Agreement, as set forth in the final paragraph of this Agreement you will be employed by the Company on a limited part-time basis to provide advice and other consulting services with respect to your prior duties, transitional activities and responsibilities for the Company, as requested from time to time by representatives of the Company. Your services will be provided during normal business hours by telephone, in person or by e-mail, as requested from time to time by the Company’s representatives. The Company will make reasonable efforts to arrange your consulting services at times that are mutually agreeable to you and the Company’s representatives.

(b) You also agree that, while employed by the Company hereunder, you will devote your sufficient business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them.

2. Compensation and Benefits. During your employment hereunder, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Compensation. As compensation for all services to be provided by you hereunder and for your other agreements contained herein, the Company will pay you two Fifty Thousand Dollar ($50,000) payments: the first payable within ten (10) business days following the later of the Effective Date or the date this Agreement, signed by you, is received by the Vice President of Human Resources on behalf of the Company and the second payable on

September 30, 2006. If your services are requested in excess of the limited part-time basis as described herein, you and the Company will negotiate in good faith a separate agreement to address such requests.

(b) Bonus. The Company will pay you a bonus for fiscal 2006 as determined by the Board of Directors and prorated by multiplying the bonus compensation you would have received had you continued employment until the end of the fiscal year by a fraction, the numerator of which shall be the number of calendar days from January 1 to the Effective Date and the denominator of which is 365. Payment will be made at the time bonuses for fiscal 2006 are payable to executives of the Company generally, but in no event later than April 30, 2007. You will not be eligible to earn or receive any other bonus compensation on or after the Effective Date unless mutually agreed by both parties pursuant to a separate agreement or amendment to this Agreement.

(c) Option Grants. Any options granted to you during your employment with the Company which have not yet vested and have not been exercised or cancelled and have not expired shall continue to vest for the duration of time which you provide services to the Company in accordance with the specified terms under which each such options were granted. Provided that your employment hereunder is not terminated by the Company for “Cause,” you shall have the requisite time in accordance with the specified terms of such options to exercise any options which are vested as of the date your employment with the Company terminates as defined in paragraph 4 (the “Termination Date”) and have not then been exercised or cancelled and have not yet expired, including options that had vested on or before the Effective Date and those that vested after the Effective Date, but on or before the Termination Date.

(d) Participation in Employee Benefit Plans. During your employment hereunder, you will not be regularly scheduled to work sufficient hours to be eligible to participate in the employee benefit plans of the Company, except that you and your qualified beneficiaries, may elect to participate in the Company’s group health and dental plans through the federal law known as COBRA.

(e) Employee Stock Purchase Program (“ESPP”). Your contribution for the first half of 2006 into the ESPP will be considered complete and you will be afforded all the benefits therein.

(f) Paid Time Off. You will not be eligible to earn vacation or other paid time off on or after the Effective Date. At the time of the payment hereunder, in accordance with paragraph 2(a) of this Agreement, the Company shall pay you, at your base rate of pay in effect immediately prior to the Effective Date, for any vacation that you had earned but not used as of that Date.

(g) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3. Confidential Information, Restricted Activities and Protection of Documents.

(a) You acknowledge that, in consideration of your employment with the Company, you agreed to and executed a joinder dated March 19, 2001 to the Company’s Intellectual Property Policy, included Appendix I thereof (“Invention, Assignment, Non-Disclosure and Covenant Not to Compete”), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on you (such agreement being referred to herein as the “Intellectual Property and Non-Compete Agreement”). The Intellectual Property and Non-Compete Agreement shall remain in full force and effect during your employment with the Company hereunder and shall survive termination of your employment with the Company, howsoever caused, in accordance with its terms.

(b) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

4. Term and Termination of Employment. Unless earlier terminated in accordance with this Agreement, your employment with the Company shall continue until December 31, 2006, on which date it shall terminate by expiration of the term of this Agreement. You may terminate your employment hereunder at any time upon thirty (30) days’ notice to the Company; provided that such notice is accompanied by your repayment to the Company of a pro-rated portion of the lump sum paid to you under paragraph 2(a) hereof, determined by multiplying that payment by a fraction, the numerator of which is the number of calendar days between the effective date of your resignation and December 31, 2006 and the denominator of which is the number of calendar days between the Effective Date and December 31, 2006. This Agreement shall automatically terminate in the event of your death during employment hereunder and, in that event, no repayment shall be required.

5. Matters Related to Termination.

(a) In the event of termination of your employment hereunder, whether by expiration of the term of this Agreement or otherwise, the Company shall have no further obligation to you.

(b) In signing this Agreement, you acknowledge that, as of the Effective Date, you have received any and all compensation due to you from the Company through that date and that, except for payments to be made to you or on your behalf in accordance with this Agreement, nothing further is due to you from the Company after the Effective Date.

6. Release of Claims.

(a) In consideration of the payment to be made to you under paragraph 2(a) hereof and other good and valuable consideration to be provided you in accordance with this Agreement, to which, you acknowledge, you would not otherwise be entitled, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Massachusetts fair employment practices statute or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past, present and future directors, shareholders, officers, managers, members, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, all of the foregoing both individually and in their official capacities, from any and all such causes of action, rights and claims.

(b) This Agreement, including the release of claims set forth directly above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other person or persons; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

7. Definition. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

8. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any entity with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this Agreement shall not supercede the Intellectual Property and Non-Competition Agreement, any effective assignment by you of any invention or other intellectual property to the Company or any of its Affiliates in effect on the Effective Date, loans or other obligations, if any, that you have to the Company or any of its Affiliates, or to any of any of their benefit plans, which are outstanding on the Effective Date or any obligations which you may have with respect to the securities of the Company; and provided further, that this Agreement shall not constitute a waiver by the Company of any right it now has or might now have under the Original Agreement with respect to events occurring prior to the Effective Date. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

11. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Legal Department, or to such other address as either party may specify by notice to the other actually received.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing, provided that you do so to me in writing prior to the last day of that period. If you do not revoke it, then, at the later of (i) the expiration of that seven-day period or (ii) June 30, 2006 (the “Effective Date”), this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this Agreement is for your records.

Sincerely yours,

OSCIENT PHARMACEUTICALS CORPORATION

/s/ Joseph A. Pane Joseph A. Pane Vice President, Human Resources

Accepted and Agreed:

/s/ Stephen Cohen
Stephen Cohen

Date: 5/22/06